Exhibit 11.2

CONSENT OF INDEPENDENT AUDITORS

We consent to the use in this Offering Circular on Form 1-A of our report dated August 16, 2021 relating to the financial statement of YS RE RAF I LLC. We also consent to the reference to us under the heading “Experts” in Part II - Information Required in Offering Circular, which is part of such Offering Circular.

December 16, 2021